UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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November 30, 2020

Dear Palo Alto Networks Stockholder:

By now, you should have received Palo Alto Networks’ proxy materials for the upcoming annual meeting on Wednesday, December 9, 2020. You can also view our proxy materials at https://investors.paloaltonetworks.com/investor-relations/financials/sec-filings/sec-filings-details/default.aspx?FilingId=14449771.

At the annual meeting, please show your support for Palo Alto Networks by voting in accordance with the recommendations of our Board of Directors on all proposals. This means a vote:

•	“FOR” the election of Nikesh Arora, Carl Eschenbach and Lorraine Twohill as Class III directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Palo Alto Networks Has a Strong Record of Performance

Our executive compensation program is designed to align the compensation of our executive officers with our financial and operational performance (both short term and long term) and to create significant value for our stockholders. Our executive compensation actions and decisions should be viewed in the context of our financial and operational performance during fiscal 2020, as shown below:

Dollars	Fiscal 2019	Fiscal 2020	Change
Total Revenue (in Millions)	$2,899.6	$3,408.4	17.5%
Total Deferred Revenue (in Millions)	$2,888.7	$3,810.2	31.9%
Billings (in Millions)	$3,489.8	$4,301.7	23.3%
Approximate Number of Customers	65,000	75,000	15.4%
Stock Price at End of Fiscal Year	$226.54	$255.92	13.0%

Our Directors Deserve Your Support

The three directors standing for election this year—Nikesh Arora, Carl Eschenbach and Lorraine Twohill—have each added significant value during our transformation from security that was traditionally delivered with hardware to software delivered through the cloud. As part of this transformation, we have expanded our product portfolio to deliver security solutions for the network, cloud, endpoints, SOC, and more.

This transformation is working, and we believe it is building sustained value for our stockholders, as shown by our strong operating results noted above. In fact, our stock price recently hit an all-time high.

Highlighting the unique strengths of the directors standing for election this year

•	Nikesh Arora

•

Mr. Arora brings his strength in identifying strategic priorities, his strategic vision driving the company’s transformation, his extensive experience scaling technology businesses, and his strong executive leadership experience.

•

Over the past two and a half years, under Mr. Arora’s tenure, we have successfully acquired and integrated eight companies. Additionally, when reviewing the M&A history in August 2020, the aggregate annual run rate of all businesses that we have acquired is four times what it was pre-acquisition.

•	Carl Eschenbach

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Mr. Eschenbach brings his extensive operational experience in the technology industry, knowledge of high-growth companies, previous public company management experience and service on the boards of directors of various public companies.

•	Lorraine Twohill

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Ms. Twohill brings extensive marketing knowledge, with over 25 years of experience, including as chief marketing officer at Google. She has strong insights, especially in brand management and in marketing to a global audience, which is important to us as we broaden our cloud and AI offerings to a global market as part of our ongoing transformation.

In addition, we strongly believe that criticism of these directors in connection with Asheem Chandna receiving a lower than usual level of support in 2019 is unwarranted. Mr. Chandna has deep product expertise and has been instrumental in our transformation. The lack of support that Mr. Chandna experienced was due to his status (through his employer) as an investor in a company that we acquired. Notwithstanding his recusal from board discussions on this acquisition, the Board of Directors believes that Mr. Chandna is an instrumental member of the Board and that we benefit greatly from his expertise and insight.

We Are Continuing to Expand our Stockholder Engagement

During fiscal 2020, we launched a formal stockholder engagement outreach cycle, adding two waves of stockholder outreach in the spring and summer outside our annual meeting cycle, in addition to our traditional stockholder outreach in late fall.

In total, in fiscal 2020, we held 13 engagements with stockholders representing approximately 32% of our outstanding shares of common stock. By adding two more outreach cycles, which was a notable expansion for us compared to prior years, we were able to meet with certain stockholders multiple times.

*     *     *

Please show your support for Palo Alto Networks by voting:

•	“FOR” the election of Nikesh Arora, Carl Eschenbach and Lorraine Twohill as Class III directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Thank you for your support.

Very truly yours,

/s/ John M. Donovan

John M. Donovan

Lead Independent Director